Exhibit 10.21

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 28, 2024, by and among Westrock Coffee Company, a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (each, a “Public Warrant Holder”) and each of the persons listed on Schedule B hereto (each, a “Private Placement Warrant Holder” and, together with the Public Warrant Holders, the “Warrant Holders,” and each, a “Warrant Holder”).

WITNESSETH:

WHEREAS, as of the date hereof, each Public Warrant Holder is the beneficial owner of public warrants of the Company, which are listed on the Nasdaq Stock Market under the symbol “WESTW” (the “Public Warrants”), and (b) each Private Placement Warrant Holder is the beneficial owner of warrants, assumed by the Company, that were originally issued in a private placement (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Amended and Restated Warrant Agreement, dated as of August 25, 2022 (the “Warrant Agreement”), by and between the Company and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (the “Warrant Agent”);

WHEREAS, as of August 28, 2024, there are a total of approximately 17,118,063 Public Warrants and approximately 2,026,046 Private Placement Warrants outstanding;

WHEREAS, each whole Warrant entitles its holder to purchase one share of common stock, par value $0.01 per share (the “Common Stock”), of the Company, for a purchase price of $11.50, subject to certain adjustments under the Warrant Agreement;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”), to offer all Warrant Holders the opportunity to exchange their Warrants for shares of Common Stock at an exchange ratio of 0.290 shares of Common Stock per Warrant and subject to other customary terms and conditions to be disclosed in the Registration Statement;

WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Consent Solicitation”) to solicit the consent of the Warrant Holders to amend, effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement (the “Warrant Amendment”), to permit the Company to require that (x) each Public Warrant that is outstanding upon the closing of the Exchange Offer be exchanged for 0.261 shares of Common Stock, an exchange ratio that is a ratio 10% less than the exchange ratio applicable to the Exchange Offer, and (y) each Private Placement Warrant that is outstanding upon the closing of the Exchange Offer be exchanged for 0.261 shares of Common Stock, an exchange ratio that is a ratio 10% less than the exchange ratio applicable to the Exchange Offer, in each case, subject to the terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Consent Solicitation, each Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender, or cause to be tendered by instructing its broker or nominee to tender, to the Company all Warrants set forth opposite such Warrant Holder’s name on Schedule A or Schedule B, as applicable (the “Subject Warrants”), free and clear of all liens, options, rights or other encumbrances, limitations or restrictions whatsoever (except those liens or restrictions identified in Section 1.03), pursuant to, and in accordance with, the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer at a ratio of 0.290 shares of Common Stock per Warrant. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof, and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Consent Solicitation with respect to all of such Warrant Holder’s Subject Warrants, as applicable, by executing Letters of Transmittal and Consent (as defined in the Registration Statement) or requesting that their broker or nominee consent on their behalf, in accordance with the terms and conditions of the Consent Solicitation as described in the Registration Statement.

Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Subject Warrants in accordance with this Agreement, that such Warrant Holder is or will be, as applicable, the sole beneficial owner of the number of Warrants set forth opposite such Warrant Holder’s name on Schedule A or Schedule B hereto, as applicable, and has or will have, as applicable, good and marketable title to such Subject Warrants free and clear of any liens, options, rights, or any other encumbrances, limitations, or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements, which, for the avoidance of doubt, do not prohibit the execution of this Agreement or the transactions contemplated hereby, and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not Transfer (as defined below) any Subject Warrants to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Subject Warrants signs a joinder to this Agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by all terms and conditions of this Agreement, with respect to all such Subject Warrants acquired. As used herein, “Transfer” shall mean to: (i) sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase, otherwise dispose of or agree to dispose of, directly or indirectly, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Warrants, whether any such transaction is to be settled by delivery of Warrants or other securities or cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Section 1.04 Company Covenants. The Company agrees that it shall take all commercially reasonable steps to commence the Exchange Offer and Consent Solicitation as soon as practicable consistent with this Agreement and agrees to take all steps reasonably necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will materially comply with all applicable Securities and Exchange Commission requirements.

Section 1.05 Conditions to Tender and Consent. Notwithstanding anything herein to the contrary, each Warrant Holder's obligation to tender (or cause to be tendered) and to consent under this Agreement is conditioned on the Exchange Offer conforming in all material respects to the terms set forth in the recitals to this Agreement and there being no amendment to such terms that is materially adverse to such Warrant Holder.

Section 1.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 1.07 Termination; Amendment. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, or upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Consent Solicitation, and (ii) November 4, 2024; or (b) if the Company fails to commence the Exchange Offer and Consent Solicitation by September 2, 2024. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver makes specific reference to this Agreement and (i) in the case of an amendment, such amendment is with the written consent of the Company and the Warrant Holders (or if such amendment is solely with respect to a particular Warrant Holder, with the written consent of the Company and such Warrant Holder); and (ii) in the case of a waiver, such waiver is signed by the person against whom it is to be enforced. No failure or delay on the part of the Company or any Warrant Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 1.08 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder. Nothing contained herein, and no action taken by any Warrant Holder pursuant hereto, shall be deemed to constitute the Warrant Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Warrant Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

Section 1.09 Governing Law. The validity, interpretation, and performance of this Agreement and of the Subject Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and each Warrant Holder hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.10 Further Assurances; Miscellaneous. Each party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Exchange Offer or the Consent Solicitation is consummated. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

Section 1.11 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign, AdobeSign and Dropbox Sign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Westrock Coffee Company

By:	/s/ Robert P. McKinney
Name:	Robert P. McKinney
Title:	Chief Legal Officer

[Signature Page – Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

By:	Silverleafe Capital Partners, LLC on behalf of the accounts of the holders listed in Schedule A marked with *, over which it has discretionary authority

/s/ R. Brad Martin
Name:	R. Brad Martin
Title:	Managing Director

[Signature Page – Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

Highbridge Tactical Credit Institutional Fund, Ltd.

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

Highbridge Tactical Credit Master Fund, L.P.

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

[Signature Page – Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

By:	Zazove Associates, LLC Registered Investment Adviser with discretionary trading authority for the accounts listed in Schedule A of this Agreement and marked with **

/s/ Ryan Shelby
Name:	Ryan Shelby
Title:	Managing Partner

[Signature Page – Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRIVATE PLACEMENT WARRANT HOLDERS:

By:	NFC Special Acquisition, LLC

/s/ William V Thompson III
Name:	William V Thompson III
Title:	Managing Member

[Signature Page – Tender and Support Agreement]